EXHIBIT 21.1


                                  SUBSIDIARIES


As of March 31, 2003, the following was the Registrant's only significant operating subsidiary:


Name:   IAccele Co., Ltd.

Country of Organization:   Japan

Percent Ownership by Registrant:   76.9%